EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-20165, 333-20167, 333-89949, 333-64083, and 333-68176 on Form S-8 of our reports dated March 17, 2008, relating to the consolidated financial statements and financial statement schedule of Northwest Pipe Company and subsidiaries (the “Company”) (which report includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, Interpretation of FASB Statement 109), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Portland, Oregon
March 17, 2008